Exhibit 99.1

Contact: Kevin Lycklama Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Record First Quarter 2019 Net Income of $4.4 Million
Highlighted by Strong Loan Growth and Net Interest Margin Expansion

Vancouver, WA – July 24, 2018 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) ("Riverview" or the "Company") today reported net income increased to $4.4 million, or $0.20 per diluted share, in its first fiscal quarter ended June 30, 2018, compared to $2.7 million, or $0.12 per diluted share, in the first fiscal quarter a year ago. In the preceding quarter net income was $3.0 million, or $0.13 per diluted share.
"We started fiscal year 2019 with a record first quarter and our momentum continues to build," said Kevin Lycklama, president and chief executive officer. "Our financial performance was fueled by strong revenue generation and solid loan growth. As we look to the rest of the fiscal year, we will continue to focus on improving profitability while looking for growth opportunities in and around our surrounding markets that benefit both our customers and shareholders."
First Quarter Highlights (at or for the period ended June 30, 2018)

•	Net income of $4.4 million, or $0.20 per diluted share.
•	Net interest margin (NIM) expanded by 26 basis points to 4.40% compared to the preceding quarter and expanded 31 basis points compared to the first quarter a year ago.
•	Total loans increased $15.2 million during the quarter to $826.6 million.
•	Non-performing assets improved to 0.21% of total assets.
•	Tangible book value per share was $4.06.
•	Total risk-based capital ratio was 15.59% and Tier 1 leverage ratio was 10.46%.
•	Riverview Trust Company's assets under management increased $90.9 million, or 18.8%, to $575.2 million.
•	Declared a quarterly cash dividend of $0.035 per share, an increase compared to $0.03 in the preceding quarter, generating a current dividend yield of 1.62% based on the July 23, 2018 share price.
Income Statement
In the first fiscal quarter of 2019, Riverview generated a return on average assets of 1.57% and a return on average equity of 14.98%, compared to 0.96% and 9.37%, respectively in the first fiscal quarter of 2018.
Riverview's first fiscal quarter net interest margin expanded 26 basis points to 4.40% compared to the preceding quarter and increased 31 basis points when compared to the first fiscal quarter a year ago. "Our net interest margin has remained healthy over the last several quarters, and we had a meaningful increase during the current quarter driven by the collection of approximately $585,000 of non-accrual interest from prior charged-off loans, which added 23 basis points to the net interest margin," said Lycklama. In addition, the interest accretion on purchased loans totaled $122,000 resulting in a five basis point increase in the NIM during the first fiscal quarter compared to $199,000 and an eight basis point increase in the NIM in the preceding quarter.
The weighted average note rate on loans originated during the quarter ended June 30, 2018, increased to 5.37% compared to 5.17% for the quarter ended March 31, 2018 and 4.73% for the quarter ended June 30, 2017.
Net interest income was $11.5 million in the first fiscal quarter of 2019, an $830,000 increase compared to $10.7 million in the preceding quarter, and a $1.1 million increase compared to $10.4 million in the first fiscal quarter a year ago. The increase from the preceding quarter was driven by an increase in the balance of loans receivable as well as the collection of $585,000 of non-accrual interest from prior charged-off loans.

RVSB Reports First Quarter Fiscal 2019 Results
July 24, 2018

Non-interest income increased to $3.1 million in the first fiscal quarter compared to $2.7 million in both the preceding quarter and in the same quarter a year ago. The increase in current quarter was primarily due to the increase in fees and service charges.
Asset management fees increased to $926,000 in the first fiscal quarter of 2019 compared to $866,000 in the preceding quarter and $853,000 in the first fiscal quarter a year ago. Riverview Trust Company's assets under management increased to $575.2 million at June 30, 2018, compared to $484.3 million three months earlier and $440.5 million one year earlier.
Non-interest expense decreased to $9.0 million during the first fiscal quarter of 2019 compared to $9.1 million in the preceding quarter and $9.2 million in the first fiscal quarter a year ago. The decrease for the quarter was primarily related to a reduction in salary expenses, while the reduction in professional fees primarily accounted for the decline from the year ago quarter. The efficiency ratio was 62.0% for the quarter ended June 30, 2018 compared to 68.5% in the preceding quarter and 69.7% in the first fiscal quarter a year ago.
The effective tax rate for Riverview's first fiscal quarter of 2019 decreased to 22.3% as a result of the passage of the Tax Cuts and Jobs Act. "While a majority of the savings are expected to flow through to our bottom line we also plan to reinvest a portion of these savings into projects designed to drive continued growth for the Bank including staffing, technology enhancements and infrastructure improvements," said Lycklama.
Balance Sheet Review
Total loans increased $15.2 million during the quarter to $826.6 million at June 30, 2018, an annualized growth rate of 7.5%. Undisbursed construction loans totaled $75.5 million at June 30, 2018, compared to $74.8 million three months earlier. The majority of the undisbursed construction loans are expected to fund over the next several quarters. The loan pipeline totaled $75.5 million at June 30, 2018, compared to $74.1 million at the end of the prior quarter.
Riverview's total deposits increased $8.9 million to $982.4 million at June 30, 2018, compared to $973.5 million a year ago, but decreased $13.3 million compared to $995.7 million three months earlier. "The decrease compared to the preceding quarter end was primarily driven by a $13.3 million decrease from a temporary deposit to a single customer at March 31, 2018," noted Lycklama.
Shareholders' equity was $119.8 million at June 30, 2018, compared to $116.9 million three months earlier and $113.9 million a year earlier. Tangible book value per share (non-GAAP) improved to $4.06 at June 30, 2018, compared to $3.93 at March 31, 2018, and $3.80 at June 30, 2017. A quarterly cash dividend of $0.035 per share was paid on July 24, 2018.
Credit Quality
Riverview recorded a $200,000 recapture for loan losses during the first fiscal quarter of 2019.  This compares to no provision for loan losses during the preceding quarter or the first fiscal quarter a year ago.  "We had net loan recoveries of $783,000 during the quarter, and nonperforming loan balances continue to decline, resulting in a negative provision for loan losses during the quarter," said Lycklama.
Non-performing loans were $2.3 million, or 0.28% of total loans, at June 30, 2018 compared to $2.4 million, or 0.30% of total loans, three months earlier. Riverview had no real estate owned balances at June 30, 2018, as the company sold its final REO property during the first quarter, compared to $298,000 at March 31, 2018 and June 30, 2017.
Net loan recoveries were $783,000 during the first fiscal quarter of 2019 compared to net loan charge-offs of $101,000 in the preceding quarter. The large increase in recoveries during the current quarter was the primarily driven by the collection of a prior charge-off on a single loan.
Classified assets totaled $7.2 million at June 30, 2018, compared to $7.7 million at March 31, 2018, and $8.8 million at June 30, 2017. The classified asset to total capital ratio was 5.6% at June 30, 2018, compared to 6.2% three months earlier and 7.5% a year earlier.
The allowance for loan losses totaled $11.3 million, representing 1.37% of total loans at June 30, 2018, compared to $10.8 million and 1.33% of total loans at March 31, 2018. Included in the carrying value of loans are net discounts on the MBank purchased loans which may reduce the need for an allowance for loan losses on these loans, because they are carried at

RVSB Reports First Quarter Fiscal 2019 Results
July 24, 2018

an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $2.1 million at June 30, 2018, compared to $2.2 million at the end of the prior quarter.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as "well capitalized" with a total risk-based capital ratio of 15.59% and a Tier 1 leverage ratio of 10.46% at June 30, 2018. In addition, at that date the Company's tangible common equity to average tangible assets ratio (non-GAAP) was 8.24%.
Management Succession
Effective April 2, 2018, Kevin Lycklama was promoted to president and chief executive officer of the Company and the Bank, following Patrick Sheaffer's retirement. Mr. Sheaffer continues to serve as chairman of the board of both the Company and the Bank.
Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. We believe that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.
Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible shareholders' equity is calculated as shareholders' equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets. We calculate tangible book value per share by dividing tangible shareholders' equity by the number of common shares outstanding. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(Dollars in thousands)	June 30, 2018	March 31, 2018	June 30, 2017

Shareholders' equity	$119,828	$116,901	$113,917
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	1,057	1,103	1,277
Tangible shareholders' equity	$91,695	$88,722	$85,564

Total assets	$1,140,268	$1,151,535	$1,125,161
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	1,057	1,103	1,277
Tangible assets	$1,112,135	$1,123,356	$1,096,808

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $1.14 billion at June 30, 2018, it is the parent company of the 95-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 19

RVSB Reports First Quarter Fiscal 2019 Results
July 24, 2018

branches, including 14 in the Portland-Vancouver area and three lending centers. For the past 5 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company's ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company's allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company's market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company's net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company's market areas; secondary market conditions for loans and the Company's ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company's reserve for loan losses, write-down assets, change Riverview Community Bank's regulatory capital position or affect the Company's ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company's ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company's ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company's assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company's balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company's workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company's ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company's ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's operating and stock price performance.

RVSB Reports First Quarter Fiscal 2019 Results
July 24, 2018

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	June 30, 2018	March 31, 2018	June 30, 2017
ASSETS

Cash (including interest-earning accounts of $15,791, $30,052	$33,268	$44,767	$34,108
and $14,919)
Certificate of deposits held for investment	4,971	5,967	11,042
Loans held for sale	-	210	768
Investment securities:
Available for sale, at estimated fair value	200,100	213,221	205,012
Held to maturity, at amortized cost	40	42	54
Loans receivable (net of allowance for loan losses of $11,349, $10,766
and $10,597)	815,237	800,610	786,913
Real estate owned	-	298	298
Prepaid expenses and other assets	3,759	3,870	3,901
Accrued interest receivable	3,578	3,477	3,086
Federal Home Loan Bank stock, at cost	1,353	1,353	1,181
Premises and equipment, net	15,674	15,783	16,041
Deferred income taxes, net	5,039	4,813	6,051
Mortgage servicing rights, net	380	388	408
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	1,057	1,103	1,277
Bank owned life insurance	28,736	28,557	27,945

TOTAL ASSETS	$1,140,268	$1,151,535	$1,125,161

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$982,350	$995,691	$973,483
Accrued expenses and other liabilities	8,579	9,391	8,302
Advance payments by borrowers for taxes and insurance	580	637	596
Junior subordinated debentures	26,507	26,484	26,414
Capital lease obligation	2,424	2,431	2,449
Total liabilities	1,020,440	1,034,634	1,011,244

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2018 – 22,570,179 issued and outstanding;	226	226	225
March 31, 2018 – 22,570,179 issued and outstanding;
June 30, 2017 – 22,527,401 issued and outstanding;
Additional paid-in capital	64,882	64,871	64,556
Retained earnings	60,204	56,552	50,482
Unearned shares issued to employee stock ownership plan	-	-	(52)
Accumulated other comprehensive loss	(5,484)	(4,748)	(1,294)
Total shareholders' equity	119,828	116,901	113,917

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,140,268	$1,151,535	$1,125,161

RVSB Reports First Quarter Fiscal 2019 Results
July 24, 2018

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended
(In thousands, except share data) (Unaudited)	June 30, 2018	March 31, 2018	June 30, 2017
INTEREST INCOME:
Interest and fees on loans receivable	$10,777	$9,898	$9,789
Interest on investment securities - taxable	1,198	1,235	1,133
Interest on investment securities - nontaxable	37	36	14
Other interest and dividends	93	75	87
Total interest and dividend income	12,105	11,244	11,023

INTEREST EXPENSE:
Interest on deposits	260	275	322
Interest on borrowings	358	312	268
Total interest expense	618	587	590
Net interest income	11,487	10,657	10,433
Recapture of loan losses	(200)	-	-

Net interest income after recapture of loan losses	11,687	10,657	10,433

NON-INTEREST INCOME:
Fees and service charges	1,755	1,431	1,407
Asset management fees	926	866	853
Net gain on sale of loans held for sale	152	119	225
Bank owned life insurance	179	201	207
Other, net	40	46	46
Total non-interest income, net	3,052	2,663	2,738

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,578	5,687	5,422
Occupancy and depreciation	1,359	1,349	1,346
Data processing	631	583	616
Amortization of core deposit intangible	46	58	58
Advertising and marketing	192	120	234
FDIC insurance premium	76	87	145
State and local taxes	168	178	154
Telecommunications	93	108	104
Professional fees	284	255	415
Other	592	702	680
Total non-interest expense	9,019	9,127	9,174

INCOME BEFORE INCOME TAXES	5,720	4,193	3,997
PROVISION FOR INCOME TAXES	1,278	1,184	1,343
NET INCOME	$4,442	$3,009	$2,654

Earnings per common share:
Basic	$0.20	$0.13	$0.12
Diluted	$0.20	$0.13	$0.12
Weighted average number of common shares outstanding:
Basic	22,570,179	22,565,483	22,504,852
Diluted	22,651,732	22,639,908	22,589,440

RVSB Reports First Quarter Fiscal 2019 Results
July 24, 2018

(Dollars in thousands)	At or for the three months ended
	June 30, 2018	March 31, 2018	June 30, 2017
AVERAGE BALANCES

Average interest–earning assets	$1,048,573	$1,043,755	$1,023,196
Average interest-bearing liabilities	726,065	735,592	745,172
Net average earning assets	322,508	308,163	278,024
Average loans	812,977	802,275	786,317
Average deposits	971,652	969,916	961,421
Average equity	118,976	117,495	113,661
Average tangible equity (non-GAAP)	90,814	89,282	85,278

ASSET QUALITY	June 30, 2018	March 31, 2018	June 30, 2017

Non-performing loans	$2,344	$2,418	$2,792
Non-performing loans to total loans	0.28%	0.30%	0.35%
Real estate/repossessed assets owned	$-	$298	$298
Non-performing assets	$2,344	$2,716	$3,090
Non-performing assets to total assets	0.21%	0.24%	0.27%
Net loan charge-offs (recoveries) in the quarter	$(783)	$101	$(69)
Net charge-offs (recoveries) in the quarter/average net loans	(0.39)%	0.05%	(0.04)%

Allowance for loan losses	$11,349	$10,766	$10,597
Average interest-earning assets to average
interest-bearing liabilities	144.42%	141.89%	137.31%
Allowance for loan losses to
non-performing loans	484.17%	445.24%	379.55%
Allowance for loan losses to total loans	1.37%	1.33%	1.33%
Shareholders' equity to assets	10.51%	10.15%	10.12%

CAPITAL RATIOS
Total capital (to risk weighted assets)	15.59%	15.41%	14.41%
Tier 1 capital (to risk weighted assets)	14.33%	14.16%	13.16%
Common equity tier 1 (to risk weighted assets)	14.33%	14.16%	13.16%
Tier 1 capital (to average tangible assets)	10.46%	10.26%	9.79%
Tangible common equity (to average tangible assets) (non-GAAP)	8.24%	7.90%	7.80%

DEPOSIT MIX	June 30, 2018	March 31, 2018	June 30, 2017

Interest checking	$184,286	$192,989	$171,360
Regular savings	136,368	134,931	126,704
Money market deposit accounts	259,340	265,661	274,537
Non-interest checking	288,890	278,966	258,223
Certificates of deposit	113,466	123,144	142,659
Total deposits	$982,350	$995,691	$973,483

RVSB Reports First Quarter Fiscal 2019 Results
July 24, 2018

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
June 30, 2018	(Dollars in thousands)
Commercial business	$148,257	$-	$-	$148,257
Commercial construction	-	-	37,365	37,365
Office buildings	-	121,758	-	121,758
Warehouse/industrial	-	88,488	-	88,488
Retail/shopping centers/strip malls	-	67,972	-	67,972
Assisted living facilities	-	2,887	-	2,887
Single purpose facilities	-	166,914	-	166,914
Land	-	17,304	-	17,304
Multi-family	-	58,794	-	58,794
One-to-four family construction	-	-	15,791	15,791
Total	$148,257	$524,117	$53,156	$725,530

March 31, 2018
Commercial business	$137,672	$-	$-	$137,672
Commercial construction	-	-	23,158	23,158
Office buildings	-	124,000	-	124,000
Warehouse/industrial	-	89,442	-	89,442
Retail/shopping centers/strip malls	-	68,932	-	68,932
Assisted living facilities	-	2,934	-	2,934
Single purpose facilities	-	165,289	-	165,289
Land	-	15,337	-	15,337
Multi-family	-	63,080	-	63,080
One-to-four family construction	-	-	16,426	16,426
Total	$137,672	$529,014	$39,584	$706,270

LOAN MIX	June 30, 2018	March 31, 2018	June 30, 2017
	(Dollars in Thousands)
Commercial and construction
Commercial business	$148,257	$137,672	$125,732
Other real estate mortgage	524,117	529,014	513,360
Real estate construction	53,156	39,584	43,186
Total commercial and construction	725,530	706,270	682,278
Consumer
Real estate one-to-four family	88,212	90,109	91,898
Other installment	12,844	14,997	23,334
Total consumer	101,056	105,106	115,232

Total loans	826,586	811,376	797,510

Less:
Allowance for loan losses	11,349	10,766	10,597
Loans receivable, net	$815,237	$800,610	$786,913

RVSB Reports First Quarter Fiscal 2019 Results
July 24, 2018

DETAIL OF NON-PERFORMING ASSETS

	Other	Southwest
	Oregon	Washington	Other	Total
June 30, 2018	(Dollars in thousands)

Commercial business	$-	$173	$-	$173
Commercial real estate	970	197	-	1,167
Land	751	-	-	751
Consumer	-	175	78	253
Total non-performing loans	1,721	545	78	2,344

REO	-	-	-	-

Total non-performing assets	$1,721	$545	$78	$2,344

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
June 30, 2018	(Dollars in thousands)

Land development	$203	$861	$16,240	$17,304
Speculative construction	873	-	12,526	13,399

Total land development and speculative construction	$1,076	$861	$28,766	$30,703

RVSB Reports First Quarter Fiscal 2019 Results
July 24, 2018

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2018	March 31, 2018	June 30, 2017

Efficiency ratio (4)	62.03%	68.52%	69.65%
Coverage ratio (6)	127.36%	116.76%	113.72%
Return on average assets (1)	1.57%	1.08%	0.96%
Return on average equity (1)	14.98%	10.39%	9.37%

NET INTEREST SPREAD
Yield on loans	5.32%	5.00%	4.99%
Yield on investment securities	2.31%	2.32%	2.21%
Total yield on interest-earning assets	4.63%	4.37%	4.32%

Cost of interest-bearing deposits	0.15%	0.16%	0.18%
Cost of FHLB advances and other borrowings	4.37%	3.99%	3.69%
Total cost of interest-bearing liabilities	0.34%	0.32%	0.32%

Spread (7)	4.29%	4.05%	4.00%
Net interest margin	4.40%	4.14%	4.09%

PER SHARE DATA
Basic earnings per share (2)	$0.20	$0.13	$0.12
Diluted earnings per share (3)	0.20	0.13	0.12
Book value per share (5)	5.31	5.18	5.06
Tangible book value per share (5) (non-GAAP)	4.06	3.93	3.80
Market price per share:
High for the period	$9.52	$9.68	$7.47
Low for the period	8.39	8.45	6.51
Close for period end	8.44	9.34	6.64
Cash dividends declared per share	0.0350	0.0300	0.0225

Average number of shares outstanding:
Basic (2)	22,570,179	22,565,483	22,504,852
Diluted (3)	22,651,732	22,639,908	22,589,440

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders' equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

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